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                                                                      Exhibit 21

                              COMPANY SUBSIDIARIES



                                            Jurisdiction of                            Year
        Name                                 Organization                          Incorporated
        ----                                ---------------                        ------------
IRT Management Company                          Georgia                                1990

VW Mall, Inc.                                   Georgia                                1994

IRT Alabama, Inc.                               Alabama                                1997

IRT Capital Corporation                         Georgia                                1996

IRT Partners L.P.                               Georgia                                1998


        All are wholly-owned subsidiaries of the Company except IRT Capital Corporation ("IRTCC") and IRT Partners L.P. ("LP"). The Company owns 96% of IRTCC's non-voting common stock and 1% of its voting stock. The Company serves as general partner of LP, and it and one of its wholly-owned subsidiaries owns approximately 92% of LP.